UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BRIGHTCOVE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BRIGHTCOVE INC.

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

This supplement to proxy statement updates the proxy statement filed by Brightcove Inc. (the “Company”) on April 8, 2016 (the “Proxy Statement”) and furnished to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for use at the Company’s 2016 Annual Meeting of Stockholders, including any adjournment or postponement thereof (the “Annual Meeting”). The information set forth herein supplements the Proxy Statement and is being provided solely for informational purposes.

On April 28, 2016, Jeremy Allaire resigned from the Board and as Chairman of the Board, and Gary Haroian, a member of the Board, was appointed to succeed Mr. Allaire as Chairman. The Company issued a press release and filed a Report on Form 8-K announcing the foregoing changes to the Board on that date. Mr. Allaire was not up for re-election at the Annual Meeting. Accordingly, this supplement to the Proxy Statement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

If you have already voted over the Internet, by telephone, or by mail, you do not need to take any action unless you wish to change your vote. Any stockholder of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). Any stockholder that hold shares through a bank or broker may revoke any prior voting instructions by contacting that firm.